EXHIBIT 23.1



               Consent of Independent Certified Public Accountants


We consent to the incorporation by reference in (i) the Registration Statement (Form S-8 No. 33-48075) pertaining to Bluegreen Corporation's Retirement Savings Plan, (ii) the Registration Statement (Form S-8 No. 33-61687) pertaining to Bluegreen Corporation's 1988 Amended and Restated Outside Directors Stock Option Plan and 1995 Stock Incentive Plan and (iii) the Registration Statement (Form S-8 No. 333-64659) pertaining to Bluegreen Corporation's 1998 Non-Employee Directors Stock Option Plan, Amended and Restated 1995 Stock Incentive Plan and Retirement Savings Plan of our report dated May 28, 2002, with respect to the consolidated financial statements of Bluegreen Corporation included in the Annual Report (Form 10-K) for the year ended March 31, 2002.


Ernst & Young LLP

July 1, 2002
West Palm Beach, Florida